Exhibit 99.1

VILLAGE SUPER MARKET, INC.
REPORTS RESULTS FOR THE FOURTH QUARTER ENDED
JULY 30, 2022

Contact:	John Van Orden, CFO
(973) 467-2200
villageinvestorrelations@wakefern.com
Springfield, New Jersey – October 4, 2022 - Village Super Market, Inc. (NSD-VLGEA) today reported its results of operations for the fourth quarter ended July 30, 2022.

Fourth Quarter Highlights
•Net income of $12.6 million, an increase of 33% compared to $9.5 million in the fourth quarter of the prior year
•Adjusted net income of $12.3 million, an increase of 41% compared to $8.7 million in the fourth quarter of the prior year
•Same store sales increased 5.1%
•Same store digital sales increased 7%
Fiscal 2022 Highlights
•Net income of $26.8 million, an increase of 34% compared to $20.0 million in fiscal 2021
•Adjusted net income of $35.0 million, an increase of 85% compared to $18.9 million in fiscal 2021
•Same store sales increased 4.1%
•Same store digital sales increased 2%
Fourth Quarter of Fiscal 2022 Results
Sales were $527.5 million in the 13 weeks ended July 30, 2022 compared to $536.3 million in the 14 weeks ended July 31, 2021. Sales decreased $8.8 million, or 1.6%, due to fiscal 2021 containing 53 weeks, with the additional week included in the fourth quarter. Excluding the impact of the extra week in the prior year, sales increased 5.6% due primarily to a 5.1% increase in same store sales and the opening of a Gourmet Garage in the West Village in Manhattan, NY on April 29, 2022. Same store sales increased due primarily to increased sales in New York City stores, higher transaction counts and inflation.
New stores and replacement stores are included in same store sales in the quarter after the store has been in operation for four full quarters.  Store renovations and expansions are included in same store sales immediately.
Gross profit as a percentage of sales decreased to 28.11% in the 13 weeks ended July 30, 2022 compared to 28.31% in the 14 weeks ended July 31, 2021 due primarily to increased promotional spending (.39%) and higher LIFO charges (.30%) partially offset by increased departmental gross margin percentages (.20%), decreased warehouse assessment charges from Wakefern (.22%) and a favorable change in product mix (.08%).
Operating and administrative expense as a percentage of sales decreased to 23.14% in the 13 weeks ended July 30, 2022 compared to 23.65% in the 14 weeks ended July 31, 2021. Adjusted operating and administrative expenses decreased to 23.23% in the 13 weeks ended July 30, 2022 compared to 24.29% in the 14 weeks ended July 31, 2021. The decrease in Adjusted operating and administrative expenses is due primarily to lower labor costs and fringe benefits (.63%), decreased supply spending (.19%), lower legal and consulting fees (.10%) and less advertising spending (.09%). Labor costs and fringe

Exhibit 99.1

benefits decreased due to lower self-insured insurance claim costs, productivity initiatives, labor shortages and sales leverage partially offset by minimum wage and market-driven pay rate increases.
Depreciation and amortization expense was $8.2 million in the 13 weeks ended July 30, 2022 compared to $8.3 million in the 14 weeks ended July 31, 2021.
Interest expense was $1.0 million in both the 13 weeks ended July 30, 2022 and the 14 weeks ended July 31, 2021.
Interest income was $1.2 million in the 13 weeks ended July 30, 2022 compared to $1.0 million in the 14 weeks ended July 31, 2021. Interest income increased due primarily to higher interest rates and larger amounts invested in variable rate notes receivable from Wakefern and demand deposits invested at Wakefern.
The Company’s effective income tax rate was 30.8% in the 13 weeks ended July 30, 2022 compared to 31.2% in the 14 weeks ended July 31, 2021.
Net income was $12.6 million in the 13 weeks ended July 30, 2022 compared to $9.5 million in the 14 weeks ended July 31, 2021. Adjusted net income was $12.3 million in the 13 weeks ended July 30, 2022 compared to $8.7 million in the 14 weeks ended July 31, 2021.
Fiscal 2022 Results
Sales were $2.06 billion in fiscal 2022 compared to $2.03 billion in fiscal 2021. Fiscal 2021 contains 53 weeks, with the additional week included in the fourth quarter. Excluding the impact of the 53rd week, sales increased 3.5% due primarily to an increase in same store sales of 4.1% and the opening of a Gourmet Garage in the West Village in Manhattan, NY on April 29, 2022, partially offset by the closure of the Silver Spring, MD store in February 2021. Same store sales increased due primarily to increased sales in New York City stores, higher transaction counts, inflation and continued growth in SNAP benefit redemptions.
Gross profit as a percentage of sales increased to 28.12% in fiscal 2022 compared to 27.83% in fiscal 2021 due primarily to increased departmental gross margin percentages (.57%) and a favorable change in product mix (.10%), partially offset by higher LIFO charges (.16%), decreased patronage dividends and rebates received from Wakefern (.09%) and higher promotional spending (.14%). Department gross margins increased due primarily to pricing initiatives and improvements in commissary operations.
Operating and administrative expense as a percentage of sales increased to 24.63% in fiscal 2022 compared to 24.57% in fiscal 2021. Adjusted operating and administrative expense as a percentage of sales decreased to 24.05% in fiscal 2022 compared to 24.76% in fiscal 2021 due primarily to lower labor costs and fringe benefits (.61%) and less advertising spending (.10%), partially offset by increased external fees and transportation costs associated with digital sales (.08%). Labor costs decreased due to productivity initiatives, labor shortages and sales leverage partially offset by minimum wage and demand driven pay rate increases.
Depreciation and amortization expense was $33.1 million in fiscal 2022 compared to $34.2 million in fiscal 2021. Depreciation and amortization expense decreased due primarily to the closure of the Silver Spring, MD ShopRite in February 2021 and the timing of capital expenditures.
Interest expense was $3.9 million in both fiscal 2022 and fiscal 2021.
Interest income was $4.0 million in fiscal 2022 compared to $3.6 million in fiscal 2021. Interest income increased in fiscal 2022 compared to fiscal 2021 due primarily to higher interest rates and larger amounts invested in variable rate notes receivable from Wakefern and demand deposits invested at Wakefern.
The Company’s effective income tax rate was 31.3% in fiscal 2022 compared to 30.7% in fiscal 2021.
Net income was $26.8 million in fiscal 2022 compared to $20.0 million in fiscal 2021.  Adjusted net income was $35.0 million in fiscal 2022 compared to $18.9 million in fiscal 2021.
Village Super Market operates a chain of 34 supermarkets in New Jersey, New York, Maryland and Pennsylvania under the ShopRite and Fairway banners and four Gourmet Garage specialty markets in New York City.

Forward Looking Statements and Non-GAAP Measures

All statements, other than statements of historical fact, included in this Press Release are or may be considered forward-looking statements within the meaning of federal securities law. The Company cautions the reader that there is no assurance that actual results or business conditions will not differ materially from future results, whether expressed, suggested or implied by such forward-looking statements. The Company undertakes no obligation to update forward-looking statements to reflect developments or information obtained after the date hereof. The following are among the principal factors that could cause actual results to differ from the forward-looking statements: risks and uncertainties related to the COVID-19 pandemic, including among others, the duration and severity of the pandemic, shifts in customers buying patterns, disruptions to supply

Exhibit 99.1

chains, inability of the workforce to work due to illness, quarantine or government mandates, including travel restrictions and stay at home orders, the effectiveness and duration of COVID-19 stimulus packages; general economic conditions; competitive pressures from the Company’s operating environment; the ability of the Company to maintain and improve its sales and margins; the ability to attract and retain qualified associates; the availability of new store locations; risks, uncertainties and challenges associated with the Fairway acquisition, including under-performance relative to our expectations, additional capital requirements, unforeseen expenses or delays, imprecise assumptions or our inability to achieve projected cost savings or other synergies, competitive factors in the marketplace and difficulties integrating the business, including merging company cultures, cultivating brand strategy, expansion of food production and conforming the acquired company's technology, standards, processes, procedures and controls; the availability of capital; the liquidity of the Company; the success of operating initiatives; consumer spending patterns; the impact of changing energy prices; increased cost of goods sold, including increased costs from the Company’s principal supplier, Wakefern; disruptions or changes in Wakefern's operations; the results of litigation; the results of tax examinations; the results of union contract negotiations; competitive store openings and closings; the rate of return on pension assets; and other factors detailed herein and in the Company’s filings with the SEC.

We provide non-GAAP measures, including Adjusted net income and Adjusted operating and administrative expenses as management believes these supplemental measures are useful to investors and analysts. These non-GAAP financial measures should not be reviewed in isolation or considered as a substitute for our financial results as reported in accordance with GAAP, nor as an alternative to net income, operating and administrative expense or any other GAAP measure of performance. Adjusted net income and Adjusted operating and administrative expense are useful to investors because they provide supplemental measures that exclude the financial impact of certain items that affect period-to-period comparability. Management and the Board of Directors use these measures as they provide greater transparency in assessing ongoing operating performance on a period-to-period basis. Other companies may have different definitions of Non-GAAP Measures and provide for different adjustments, and comparability to the Company's results of operations may be impacted by such differences. The Company's presentation of Non-GAAP Measures should not be construed as an implication that its future results will be unaffected by unusual or non-recurring items.

Exhibit 99.1

VILLAGE SUPER MARKET, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts) (Unaudited)

	13 Weeks Ended	14 Weeks Ended	52 Weeks Ended	53 Weeks Ended
	July 30, 2022	July 31, 2021	July 30, 2022	July 31, 2021

Sales	$527,503	$536,283	$2,061,084	$2,030,330

Cost of sales	379,218	384,469	1,481,417	1,465,286

Gross profit	148,285	151,814	579,667	565,044

Operating and administrative expense	122,076	126,820	507,597	498,786

Depreciation and amortization	8,197	8,271	33,122	34,195

Impairment of assets	—	2,900	—	2,900

Operating income	18,012	13,823	38,948	29,163

Interest expense	(984)	(980)	(3,907)	(3,943)

Interest income	1,192	963	4,023	3,633

Income before income taxes	18,220	13,806	39,064	28,853

Income taxes	5,617	4,306	12,234	8,859

Net income	$12,603	$9,500	$26,830	$19,994

Net income per share:
Class A common stock:
Basic	$0.97	$0.73	$2.06	$1.53
Diluted	$0.87	$0.65	$1.84	$1.37

Class B common stock:
Basic	$0.63	$0.47	$1.34	$1.00
Diluted	$0.63	$0.47	$1.34	$1.00

Gross profit as a % of sales	28.11%	28.31%	28.12%	27.83%
Operating and administrative expense as a % of sales	23.14%	23.65%	24.63%	24.57%

Exhibit 99.1

VILLAGE SUPER MARKET, INC.
RECONCILIATION OF NON-GAAP MEASURE
(In thousands) (Unaudited)

The following tables reconciles Net income to Adjusted net income and Operating and administrative expenses to Adjusted operating and administrative expenses:

	13 Weeks Ended	14 Weeks Ended	52 Weeks Ended	53 Weeks Ended
	July 30, 2022	July 31, 2021	July 30, 2022	July 31, 2021

Net Income	$12,603	$9,500	$26,830	$19,994

Adjustments to Operating Expenses:
Gain on sale of assets (1)	(494)	(4,044)	(494)	(4,768)
Pension termination and settlement charges	45	587	12,341	587
Store closure costs (2)	—	—	—	325

Other Adjustments:
Impairment of assets (3)	—	2,900	—	2,900
Income from 53-week fiscal year (4)	—	(602)	—	(602)

Adjustments to Income Taxes:
Tax impact of adjustments to operating expenses	137	356	(3,633)	478

Adjusted net income	$12,291	$8,697	$35,044	$18,914

Operating and administrative expenses	$122,076	$126,820	$507,597	$498,786
Adjustments to operating and administrative expenses	449	3,457	(11,847)	3,856
Adjusted operating and administrative expenses	$122,525	$130,277	$495,750	$502,642
Adjusted operating and administrative expenses as a % of sales	23.23%	24.29%	24.05%	24.76%

(1) Fiscal 2022 includes a $494 gain on the sale of an equity investment and fiscal 2021 includes a $4,044 gain on the sale of the leasehold interest in a non-supermarket related parking lot obtained as part of the Fairway acquisition and a $724 gain on the sale of the pharmacy prescription list related to the Silver Spring, MD store.
(2) Fiscal 2021 includes costs associated with the closure of the Silver Spring, MD store on February 22, 2021.
(3) Fiscal 2021 includes non-cash impairment charges for the Fairway trade name of $2,386 and the long-lived assets for one Gourmet Garage store of $514.
(4) Fiscal 2021 is a 53-week fiscal year, with the additional week included in the fourth quarter.